Exhibit 5.1

Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

February 24, 2011

MaxLinear, Inc.

2051 Palomar Airport Road, Suite 100

Carlsbad, California 92011

Re: Registration Statement Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about February 24, 2011, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,674,239 shares of your Class A Common Stock (the “Future Issuance Shares”), reserved for future issuance pursuant to the 2010 Equity Incentive Plan and the 2010 Employee Stock Purchase Plan (together, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Future Issuances Shares to be issued under the Plans.

It is our opinion that the Future Issuance Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI, P.C.

/s/ Wilson Sonsini Goodrich & Rosati, P.C.